Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form F-10 of Triple Flag Precious Metals Corp. of our report dated February 21, 2024 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Triple Flag Precious Metals Corp., which appears in Exhibit 99.2 to the Annual Report of Triple Flag Precious Metals Corp. on Form 40-F for the year ended December 31, 2023, filed on March 28, 2024. We also consent to the reference to us under the heading “Auditors, Transfer Agent and Registrar” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Ontario

Canada

May 29, 2024